Rule 424(b)(3)
                                                         File No. 333-31287



                                   SUPPLEMENT



         This information supplements the Prospectus of Coda Music Technology, Inc. (the "Company") dated July 30, 1997. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to July 30, 1997 and prior to the termination of the offering shall be deemed to be incorporated by reference into the Prospectus and to be a part thereof from the dates of the filing of such documents. Prospective purchasers of shares are encouraged to review such documents carefully.

         The Company continues to be a leading maker of Finale, a music notation software, which it is seeking to establish as the industry standard for sheet music. The Company also continues development of its SmartMusic Studio, a complete music practice system which features Vivace Intelligent Accompaniment. The Company believes that an increasing amount of its business will be direct and it is investing in expansion of its capability to sell on the Internet.




                  The date of this Supplement is July 23, 1999.